Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 18, 2020 relating to the financial statements of SciPlay Corporation, appearing in the Annual Report on Form 10-K of SciPlay Corporation for the year ended December 31, 2019.

/s/ DELOITTE & TOUCHE LLP

Las Vegas, Nevada
November 6, 2020